EXHIBIT 99.1

Huttig Building Products, Inc. Announces Third Quarter 2018 Results

Third Quarter 2018 Highlights:

  Net sales of $222.0 million, an increase of 11.2% over prior year
  Sales growth of 6.7% above market growth
  Over 60% of sales growth derived from strategic initiatives

ST. LOUIS, Oct. 29, 2018 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the third quarter ended September 30, 2018.

“Our sales performance in the quarter clearly demonstrates that our growth and diversification strategy is working,” said Jon Vrabely, Huttig’s President and Chief Executive Officer.  “While our total growth in the quarter far outpaced that of the market, of which a considerable amount was derived from outside our traditional customer segments, we need to continue to improve our margin and operating leverage to achieve our working capital targets.  As such, we are taking measures to right-size our inventory and expense structure to be more aligned with our current and future projected growth.”

SUMMARY RESULTS FOR THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2018
(unaudited)
(in millions, except per share data)

	Three Months Ended September 30,
	2018		2017
Net sales	$222.0	100.0%	$199.6	100.0%
Gross margin	44.6	20.1%	41.3	20.7%
Operating expenses	41.1	18.5%	38.2	19.1%
Operating income	3.5	1.6%	3.1	1.6%
Net income from continuing operations	1.2	0.5%	1.3	0.7%
Net income	1.2	0.5%	1.4	0.7%
Net income from continuing operations per share - basic and diluted	$0.05		$0.05
Net income per share - basic and diluted	$0.05		$0.05

	Nine Months Ended September 30,
	2018		2017
Net sales	$643.4	100.0%	$574.0	100.0%
Gross margin	128.3	19.9%	119.0	20.7%
Operating expenses	123.2	19.1%	113.3	19.7%
Operating income	5.1	0.8%	5.7	1.0%
Net income from continuing operations	0.9	0.1%	2.7	0.5%
Net income	0.9	0.1%	2.7	0.5%
Net income from continuing operations per share - basic and diluted	$0.03		$0.10
Net income per share - basic and diluted	$0.03		$0.10

Results of Operations

Third Quarter 2018 Compared to Third Quarter 2017

Net sales were $222.0 million in the third quarter of 2018, which was $22.4 million, or 11.2%, higher than the third quarter of 2017.  The increase in net sales was primarily attributed to an increase in residential construction activity as well as organic growth derived from the execution of our strategic growth initiatives.

Millwork product sales increased 7.4% in the third quarter of 2018 to $104.8 million, compared to $97.6 million in the third quarter of 2017.  Building products sales increased 17.3% in the third quarter of 2018 to $96.9 million, compared to $82.6 million in the third quarter of 2017, and wood product sales increased 4.6% in the third quarter of 2018 to $20.3 million, compared to $19.4 million in the third quarter of 2017.  The proportionate increase in building products is generally consistent with the growth derived from our strategic growth initiatives.

Gross margin was $44.6 million in the third quarter of 2018, compared to $41.3 million in the third quarter of 2017.  The increase in gross margin was largely due to higher overall sales volumes. As a percentage of sales, gross margin was 20.1% in the third quarter of 2018, compared to 20.7% in the third quarter of 2017.  The reduction in gross margin percent was primarily attributed to a higher proportionate increase in direct sales volumes for the third quarter of 2018 compared to the third quarter of 2017, as well as the higher proportional increase in building product sales as compared to the growth of other higher margin product categories.

Operating expenses increased $2.9 million to $41.1 million in the third quarter of 2018, compared to $38.2 million in the third quarter of 2017.  Personnel costs increased approximately $1.5 million, primarily as a result of wage increases, increased variable compensation, higher healthcare costs, and hiring additional sales and warehouse personnel related to the execution of our strategic growth initiatives.  Non-personnel costs increased approximately $1.4 million, primarily as a result of higher fuel prices, increased contract hauling costs, and higher facilities costs.  As a percentage of sales, operating expenses were 18.5% in the third quarter of 2018, compared to 19.1% in the third quarter of 2017.  Absent litigation costs related to the PrimeSource Building Products, Inc. (“PrimeSource”) legal matter which was settled in June 2018, our operating expense ratio would have been 18.5% in both years.

Net interest expense was $1.8 million in the third quarter of 2018 compared to $0.9 million in the second quarter of 2017.  The increase was primarily due to higher average outstanding borrowings on our credit facility as well as higher interest rates in the third quarter of 2018 compared to the third quarter of 2017.

Income tax expense was $0.5 million for the quarter ended September 30, 2018, as compared to $0.9 million for the third quarter of 2017.

As a result of the foregoing factors, we reported income from continuing operations of $1.2 million for the quarter ended September 30, 2018, compared to income from continuing operations of $1.3 million for the quarter ended September 30, 2017.

Adjusted EBITDA was $5.5 million for the third quarter of 2018 compared to $6.2 million for the third quarter of 2017.  Adjusted EBITDA is a non-GAAP measurement.  See below reconciliation of Non-GAAP Financial Measures.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

Net sales were $643.4 million in 2018, which was $69.4 million, or 12.1%, higher than 2017.  The increase in net sales was primarily attributed to an increase in residential construction activity as compared to 2017 levels and organic growth derived from the execution of our strategic growth initiatives.

Millwork product sales increased 5.1% in 2018 to $303.5 million, compared to $288.8 million in 2017.  Building products sales increased 22.8% in 2018 to $281.9 million, compared to $229.6 million in 2017, and wood product sales increased 4.3% in 2018 to $58.0 million, compared to $55.6 million in 2017.  The year-over-year increase in building product sales is generally consistent with the growth derived from our strategic growth initiatives.

Gross margin was $128.3 million in 2018, compared to $119.0 million in 2017.  The increase in gross margin was largely due to higher overall sales volumes.  As a percentage of sales, gross margin was 19.9% in 2018, compared to 20.7% in 2017.  The reduction in gross margin percent was primarily attributed to a higher proportionate increase in direct sales volumes, as well as the higher proportional increase in building product sales compared to the growth of other higher margin product categories.

Operating expenses increased $9.9 million to $123.2 million for 2018, compared to $113.3 million in 2017.  Personnel costs increased approximately $5.1 million, primarily as a result of wage increases, increased variable compensation, higher healthcare costs and hiring additional sales and warehouse personnel related to the execution of our strategic growth initiatives.  Non-personnel expenses increased approximately $4.8 million, primarily as a result of higher fuel prices, increased contract hauling costs, higher facility costs and expenses associated with the PrimeSource litigation and settlement.  As a percentage of sales, operating expenses decreased to 19.1% in 2018 compared to 19.7% in 2017.  Excluding expenses associated with the PrimeSource matter, operating expenses would have been approximately 18.6% and 19.3% of sales for the nine months ended September 30, 2018 and 2017, respectively.

Net interest expense was $4.6 million in 2018 compared to $2.2 million in 2017.  The increase was primarily due to higher average outstanding borrowings on our credit facility as well as higher interest rates in 2018 compared to 2017.

Income tax benefit was ($0.4) million in 2018, as compared to an expense of $0.8 million in 2017.

As a result of the foregoing factors, we reported income from continuing operations of $0.9 million for the nine months ended September 30, 2018, compared to income from continuing operations of $2.7 million for the nine months ended September 30, 2017.

Adjusted EBITDA was $14.3 million for the nine months ended September 30, 2018 compared to $13.4 million for the nine months ended September 30, 2017.  Adjusted EBITDA is a non-GAAP measurement.  See below reconciliation of Non-GAAP Financial Measures.

Balance Sheet & Liquidity

Cash provided by operating activities was $13.1 million for the quarter ended September 30, 2018, compared to $6.2 million for the quarter ended September 30, 2017.   In the third quarter of 2018, cash was primarily derived from a reduction in net working capital.  At September 30, 2018, the Company had $35.8 million of excess committed borrowing availability.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, October 30, 2018 at 10:00 a.m. Central Time.  Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com.  Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 8565119.

About Huttig

Huttig, currently in its 134th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states.  Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words.  Statements made in this press release including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, no material financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We cannot guarantee that any forward-looking statements will be realized or achieved.  These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to: the strength of construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical average; the cyclical nature of our industry; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; the loss of a significant customer; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; commodity prices; dumping duties; tariffs; risks associated with our private brands; termination of key supplier relationships; risks of international suppliers; competition with existing or new industry participants; goodwill impairment;  the seasonality of our operations; significant uninsured claims; federal and state transportation regulations; fuel cost increases; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; product liability claims and other legal proceedings; the integration of any business we acquire and the liabilities of such businesses; and those set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.  These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement.  Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

Huttig defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below.

Huttig presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income	$1.2	$1.4	$0.9	$2.7
Income from discontinued operations	-	(0.1)	-	-
Interest expense, net	1.8	0.9	4.6	2.2
Income tax expense (benefit)	0.5	0.9	(0.4)	0.8
Depreciation and amortization	1.4	1.3	4.0	3.6
Stock-based compensation	0.6	0.5	1.8	1.6
Other expenses [1]	-	1.3	3.4	2.5
Adjusted EBITDA	$5.5	$6.2	$14.3	$13.4

1 Primarily expenses associated with litigation and settlement of litigation.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In Millions, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$222.0	$199.6	$643.4	$574.0
Cost of sales	177.4	158.3	515.1	455.0
Gross margin	44.6	41.3	128.3	119.0
Operating expenses	41.1	38.2	123.2	113.3
Operating income	3.5	3.1	5.1	5.7
Interest expense, net	1.8	0.9	4.6	2.2
Income from continuing operations before income taxes	1.7	2.2	0.5	3.5
Provision for (benefit from) income taxes	0.5	0.9	(0.4)	0.8
Income from continuing operations	1.2	1.3	0.9	2.7
Income from discontinued operations, net of taxes	—	0.1	—	—
Net income	$1.2	$1.4	$0.9	$2.7

Income from continuing operations per share - basic and diluted	$0.05	$0.05	$0.03	$0.10
Income from discontinued operations per share - basic and diluted	$—	$—	$—	$—
Net income per share - basic and diluted	$0.05	$0.05	$0.03	$0.10

Weighted average shares outstanding:
Basic and diluted shares outstanding	25.1	24.9	25.1	24.8

See notes to condensed consolidated financial statements

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Millions)

	September 30,	December 31,	September 30,
	2018	2017	2017
ASSETS
CURRENT ASSETS:
Cash and equivalents	$1.5	$0.3	$1.2
Trade accounts receivable, net	96.3	66.8	87.5
Inventories, net	153.7	111.9	108.1
Other current assets	13.1	11.4	12.1
Total current assets	264.6	190.4	208.9

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	5.0
Buildings and improvements	32.4	31.1	30.8
Machinery and equipment	54.6	49.8	49.5
Gross property, plant and equipment	92.0	85.9	85.3
Less accumulated depreciation	59.1	56.4	55.5
Property, plant and equipment, net	32.9	29.5	29.8

OTHER ASSETS:
Goodwill	9.5	9.5	9.5
Deferred income taxes	10.1	9.7	11.3
Other	6.1	6.8	7.0
Total other assets	25.7	26.0	27.8
TOTAL ASSETS	$323.2	$245.9	$266.5

See notes to condensed consolidated financial statements

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Millions, Except Share Data)

	September 30,	December 31,	September 30,
	2018	2017	2017
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.5	$1.2	$1.2
Trade accounts payable	64.7	51.0	66.7
Accrued compensation	3.2	6.3	3.5
Other accrued liabilities	16.1	16.6	13.7
Total current liabilities	85.5	75.1	85.1
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	166.8	101.8	102.3
Other non-current liabilities	2.2	2.5	3.4
Total non-current liabilities	169.0	104.3	105.7

SHAREHOLDERS' EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (75,000,000 shares authorized: 26,040,012; 25,843,166; and 25,879,812 shares issued at September 30, 2018, December 31, 2017 and September 30, 2017, respectively)	0.3	0.3	0.3
Additional paid-in capital	45.4	44.1	43.5
Retained earnings	23.0	22.1	31.9
Total shareholders' equity	68.7	66.5	75.7

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$323.2	$245.9	$266.5

See notes to condensed consolidated financial statements

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In Millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Cash Flows From Operating Activities:
Net income	$1.2	$1.4	$0.9	$2.7
Adjustments to reconcile net income to net cash used in operating activities:
Income from discontinued operations	—	(0.1)	—	—
Depreciation and amortization	1.4	1.3	4.0	3.6
Non-cash interest expense	0.1	—	0.2	0.2
Stock-based compensation	0.6	0.5	1.8	1.6
Deferred income taxes	0.5	0.9	(0.4)	0.8
Changes in operating assets and liabilities:
Trade accounts receivable	22.3	13.6	(29.5)	(28.2)
Inventories, net	(6.3)	(11.2)	(41.8)	(27.1)
Trade accounts payable	(3.7)	3.1	13.7	19.5
Other	(3.0)	(3.3)	(5.3)	(7.6)
Cash provided by (used in) continuing operating activities	13.1	6.2	(56.4)	(34.5)
Cash used in discontinued operating activities	(0.1)	(2.2)	(0.7)	(3.9)
Total cash provided by (used in) operating activities	13.0	4.0	(57.1)	(38.4)
Cash Flows From Investing Activities:
Capital expenditures	(2.9)	(2.2)	(6.8)	(5.7)
Proceeds from Disposition of Assets	0.9	—	0.9	—
Total cash used in investing activities	(2.0)	(2.2)	(5.9)	(5.7)
Cash Flows From Financing Activities:
Borrowings of debt, net	(11.1)	(1.6)	64.6	45.9
Repurchase of shares to satisfy employee tax withholdings	—	—	(0.4)	(0.9)
Total cash (used in) provided by financing activities	(11.1)	(1.6)	64.2	45.0
Net (decrease) increase in cash and equivalents	(0.1)	0.2	1.2	0.9
Cash and equivalents, beginning of period	1.6	1.0	0.3	0.3
Cash and equivalents, end of period	$1.5	$1.2	$1.5	$1.2

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1.9	$0.8	$4.5	$1.9
Income taxes paid	—	—	0.1	0.4
Non-cash financing activities:
Assets acquired with debt obligations	1.2	0.5	1.8	1.6

For more information, contact:

investor@huttig.com